As filed with the Securities and Exchange Commission on June 18, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STOKE THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-1144582
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

45 Wiggins Avenue Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

2014 Equity Incentive Plan

(Full title of the plans)

Edward M. Kaye, M.D.

Chief Executive Officer

Stoke Therapeutics, Inc.

45 Wiggins Avenue

Bedford, MA 01730

(781)-430-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Effie Toshav, Esq.

Robert A. Freedman, Esq.

Alan Smith, Esq.

Julia Forbess, Esq.

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, California 94104

(415) 875-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share
— To be issued under the 2019 Equity Incentive Plan	2,413,594(2)	$18.00(3)	$43,444,692	$5,266
— To be issued under the 2019 Employee Stock Purchase Plan	315,000(4)	$15.30(5)	$4,819,500	$585
— Outstanding under the 2014 Stock Plan	4,176,699(6)	$1.99(7)	$8,311,632	$1,008
Total	6,905,293		$56,575,824	$6,859

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Shares of common stock reserved for issuance under the 2019 Equity Incentive Plan (“2019 Plan”) consists of (a) 2,200,000 shares of common stock reserved for issuance under the 2019 Plan and (b) 213,594 shares of common stock previously reserved but unissued under the 2014 Equity Incentive Plan (“2014 Plan”) that are now available for issuance under the 2019 Plan. Any such shares of common stock that (i) are subject to options under the 2014 Plan that cease to be subject to such options by forfeiture or otherwise, (ii) were or are issued under the 2014 Plan pursuant to the exercise of options and are forfeited or repurchased at the original issue price, or (iii) are subject to options under the 2014 Plan and are used to pay the exercise price of an option or withheld to satisfy tax withholding obligations relating to any awards will be available for future grant and issuance under the 2019 Plan. See footnote 6 below.

(3)	Calculated solely for the purpose of this offering under Rules 457(h) and 457(c) of the Securities Act on the basis of the initial public offering price of $18.00.
(4)	Represents shares of common stock reserved for issuance under the 2019 Employee Stock Purchase Plan (“Purchase Plan”).
(5)

Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act and on the basis of the initial public offering price per share of the Registrant’s common stock, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the Purchase Plan.

(6)

Represents shares subject to issuance upon the exercise of stock options outstanding under the 2014 Plan as of the date of this Registration Statement. Any such shares of common stock that (i) are subject to options under the 2014 Plan that cease to be subject to such options by forfeiture or otherwise, (ii) were or are issued under the 2014 Plan pursuant to the exercise of options and are forfeited or repurchased at the original issue price, or (iii) are subject to options under the 2014 Plan and are used to pay the exercise price of an option or withheld to satisfy tax withholding obligations relating to any awards will be available for issuance under the 2019 Plan. See footnote 2 above.

(7)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2014 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Stoke Therapeutics, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

the Registrant’s prospectus to be filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-231700), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-38938) filed with the Commission on June 11, 2019 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective in connection with the completion of the Registrant’s initial public offering contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the DGCL for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends, stock purchases or redemptions); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s restated bylaws to be effective in connection with the completion of the Registrant’s initial public offering, provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

In addition, the Registrant intends to enter into indemnity agreements with each of its current directors and executive officers. These agreements will provide for the indemnification of directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant currently carries liability insurance for its directors and executive officers for securities matters.

Certain of the Registrant’s directors are also indemnified by their employers with regard to their service on the Registrant’s board of directors.

See also the undertakings set out in response to Item 9 hereof.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Form of Restated Certificate of Incorporation of the Registrant	S-1	333-231700	3.2	5/23/2019

4.2	Form of Restated Bylaws of the Registrant	S-1	333-231700	3.4	5/23/2019

4.3	Form of Registrant’s Common Stock certificate	S-1/A	333-231700	4.1	6/7/2019

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

23.2	Consent of Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on the signature page to this Registration Statement)					X

99.1	2014 Equity Incentive Plan, as amended, and forms of award agreements thereunder	S-1	333-231700	10.2	5/23/2019

99.2	2019 Equity Incentive Plan and forms of award agreements thereunder	S-1/A	333-231700	10.4	6/7/2019

99.3	2019 Employee Stock Purchase Plan and forms of award agreements thereunder	S-1/A	333-231700	10.5	6/7/2019

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on this 18th day of June, 2019.

STOKE THERAPEUTICS, INC.

By:	/s/ Edward M. Kaye
Edward M. Kaye, M.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward M. Kaye and Stephen J. Tulipano, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated.

Name	Title	Date

/s/ Edward M. Kaye Edward M. Kaye, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2019

/s/ Stephen J. Tulipano Stephen J. Tulipano	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2019

/s/ Samuel W. Hall Samuel W. Hall, Ph.D.	Director	June 18, 2019

/s/ Seth L. Harrison Seth L. Harrison, M.D..	Director	June 18, 2019

/s/ Adrian R. Krainer Adrian R. Krainer, Ph.D.	Director	June 18, 2019

/s/ Arthur A. Levin Arthur A. Levin, Ph.D.	Director	June 18, 2019

/s/ Arthur O. Tzianabos Arthur O. Tzianabos, Ph.D	Director	June 18, 2019

/s/ Jennifer C. Burstein Jennifer C. Burstein	Director	June 18, 2019